Exhibit (2)

                               AGREEMENT OF SALE


THIS AGREEMENT is entered into as of the 7th day of July, 1994, by and between BERKSHIRE REALTY COMPANY, INC., a Delaware corporation ("Purchaser") and RIDGEPOINT HILL INVESTORS, an Illinois limited partnership ("Hill"), and BALCOR REALTY INVESTORS-84, an Illinois limited partnership ("View"). Hill and View are sometimes hereinafter referred to singularly as the "Seller" and collectively as the "Sellers".

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Sellers agree to sell at the price of Eighteen Million Six Hundred Fifty-Nine Thousand Two Hundred Eighty-Five and No/100 Dollars ($18,659,285.00), the following:

     a. those certain tracts or parcels of land located in Dallas County, Texas, more particularly described on Exhibits A-1 (Ridgepoint Hill Apts. "RH") and A-2 (Ridgepoint View Apts. "RV") attached hereto (collectively, the "Land");

     b. the 309 unit apartment complex, commonly known as Ridgepoint Hill Apartments, which contains related improvements, facilities, amenities, structures, driveways, walkways, plumbing and heating pipes, culverts, and mains;

     c. the 314 unit apartment complex, commonly known as Ridgepoint View Apartments, which contains related improvements, facilities, amenities, structures, driveways, walkways, plumbing and heating pipes, culverts, and mains;

     The apartment projects identified in subsections b and c above are collectively referred to as the "Improvements";

     d. all right, title and interest of Sellers in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Sellers in and to any awards for damage thereto by reason of a change of grade thereof;

     e. the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of Sellers in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b), (c) and (d);

     f. the fixtures, equipment and other personal property listed on Exhibits B-1 and B-2 attached hereto and all other fixtures, machinery, supplies, equipment and, except for the computer hardware and computer software, the other personal property owned by Sellers and located on or in or used solely in connection with the Land and Improvements (collectively, the "Personal Property"); and

     g. all of Sellers' interest in any intangible property now or hereafter, owned by the Sellers and used solely in connection with the Land, Improvements and Personal Property, including without limitation the right to use any trade style or name now used in connection with the same, any contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Properties, as hereinafter defined.

     All of the items described in subparagraphs (a), (b), (c), (d), (e), (f) and (g) above are singularly referred to as the "Property" and collectively as the "Properties".

2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Upon the execution of this Agreement, the sum of $250,000.00 ("Earnest Money") to be held in escrow by and in accordance with the provision of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     b. On the Closing Date, $18,659,285.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds.

3. ALLOCATIONS OF PURCHASE PRICE. The Purchase Price shall be allocated as follows:

          a.   Ridgepoint Hill:         $9,254,766.00

          b.   Ridgepoint View:         $9,404,519.00

4.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibits D-1 (for RH) and D-2 (for RV) are title commitments ("Title Commitments") for an owner's standard coverage title insurance policy for each Property ("Title Policy") issued by Chicago Title Insurance Company ("Title Insurer"). The Title Policy will be for both Properties and will be in the amount of the Purchase Price, subject only to real estate taxes not yet due and payable, and the special title exceptions set forth in Exhibits E-1 (for RH) and E-2 (for RV) attached hereto. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitments shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, as a condition of Purchaser's performance, Sellers shall cause the Title Insurer to issue one Title Policy for both Properties in conformity with the Title Commitments. Sellers and Purchaser shall equally share the cost of the Title Policy. Purchaser shall pay for the additional cost of deletion of the survey exception and for the issuance of a separate title insurance policy for each Property, if required by Purchaser. Sellers shall execute the affidavit required by the Title Insurer to delete the mechanic lien exception and revise the "parties in possession" exception to "rights of tenants in possession under unrecorded leases".

     b.   Purchaser acknowledges receipt of the following surveys ("Surveys"):
Ridgepoint Hill Survey prepared by Huitt-Zollars Inc. dated October, 1989; and Ridgepoint View Survey prepared by Huitt-Zollars Inc. dated October, 1989. Prior to the Closing, Sellers will have the Surveys updated and certified to the Purchaser and the Title Insurer. Sellers and Purchaser shall equally share the cost of the updated Surveys. However, if Purchaser requires any additional survey work, Purchaser shall pay the cost of such additional work. If either of the updated Surveys discloses matters which are not reflected on the original Surveys and such matters materially affect the title to the Property or Purchaser's use of the Property and are not acceptable to Purchaser, in its reasonable judgment ("Survey Defects"), then upon notice delivered to Sellers by Purchaser within five (5) days after receipt of the updated Survey which contains Survey Defects, the Seller of that Property shall either cause the Survey Defects to be removed from the updated Survey or cause the Title Insurer to insure against loss or damage resulting from the Survey Defects ("Title Indemnity"). If the Seller of the Property containing Survey Defects is unwilling to (i) have the Survey Defects removed from the updated Survey or
(ii) cause the Title Insurer to issue a Title Indemnity to Purchaser and its successors, assigns and transferees within five (5) days after receipt of notice from Purchaser of the Survey Defects, then Purchaser shall have the right to elect to terminate this Agreement. Purchaser shall notify the Sellers of its election within three (3) days after receipt of notice that the Survey Defects will not be removed or that the Title Insurer will not issue the Title Indemnity. If Purchaser fails to make the election within the aforesaid three
(3) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects.

5. CONDITION OF TITLE/CONVEYANCE. Each of the Sellers agrees to convey fee simple title to its Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions that affect each Property. If a Seller is unable to convey title to its Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to that Property subject to the Unpermitted Exception or terminate this Agreement. Notwithstanding the aforesaid, all liens of a definite or ascertainable amount shall either be satisfied by Sellers from the proceeds of the cash due to Sellers at Closing or Sellers can elect to obtain a Title Indemnity insuring Purchaser and its successors, assigns and transferees against any claim that may be asserted as a result of such lien. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser and, subject to the survival provisions of Paragraph 17 herein, neither party shall have any further liability hereunder.

6. PAYMENT OF CLOSING COSTS. Purchaser and Sellers shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

7.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. Until the Closing Date, each Seller shall maintain its present insurance on its Property. If a Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then the Seller of that Property shall repair such damage in an expeditious manner and the Closing shall be extended until the repairs are complete to Purchaser's reasonable satisfaction. The Seller shall retain all insurance proceeds. If the cost of repair and restoration exceeds those amounts, then Purchaser can elect to either: (a) proceed with the purchase of that Property and in such event, unless that Seller shall have restored the Property prior to the Closing Date, Seller shall pay over or assign to Purchaser all amounts received or due (and Purchaser shall receive a credit against the cash due at Closing in an amount equal to any deductible under any insurance policy covering the damaged Property) from, and all claims against, any insurance company as a result of such damage; or (b) terminate this Agreement upon notice to the Sellers served within twenty (20) business days of such casualty.

     b. If condemnation proceedings ("Proceedings") have been instituted against a Property, then Purchaser can elect to either take that Property subject to the Proceedings and an assignment of the Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Sellers within five (5) days after the Purchaser has received notice of the Proceedings.

     c. If this Agreement is terminated pursuant to this Paragraph, then all Earnest Money plus the interest accrued thereon shall be returned to the Purchaser and, subject to the survival provisions of Paragraph 17 herein, neither party shall have any further liability hereunder.

8.   AS-IS CONDITION.

     a. Purchaser acknowledges and agrees that it will be purchasing the Properties based solely upon its inspection and investigations of the Properties and that Purchaser will be purchasing the Properties "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither of the Sellers nor their consultants nor agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning any of the Properties, including, but not limited to, the condition of the land or any Improvements, the existence or nonexistence of asbestos, toxic waste or any hazardous material, the tenants of the Properties or the leases affecting the Properties, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Properties, water or water rights, topography, drainage, soil, subsoil of the Properties, the utilities serving the Properties or any zoning, environmental or building laws, rules or regulations affecting the Properties. Sellers make no representation that the Properties comply with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases each Seller from any and all liability in connection with any claims which Purchaser may have against such Seller, and Purchaser hereby agrees not to assert any claims, for contribution, cost recovery or otherwise, against either Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Properties. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and
(E) asbestos.

     b. Sellers have provided to Purchaser certain unaudited historical financial information regarding the Properties relating to certain periods of time in which each Seller has owned its Property. Sellers and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Sellers make no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Properties, it being acknowledged by Purchaser that each Seller's operation of its Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Properties and releases each Seller from any liability with respect to such historical information.

9. CLOSING. The closing of this transaction shall be on August 17, 1994 ("Closing Date"), at the office of the Title Insurer in Houston, Texas, at which time the Sellers shall deliver possession of the Properties to Purchaser.

10.  CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser shall deliver to the Sellers an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, the Sellers shall deliver, or cause to be delivered, the following to the Purchaser: possession of the Properties; the executed Deeds (in the form of Exhibit F attached hereto) subject to the Permitted Exceptions; the Title Policy or Title Policies (or "marked-up commitments"); terminations of any management agreements affecting the Properties; an inventory of the Personal Property for each Property and Bills of Sale for the same (in the form of Exhibit G attached hereto); executed closing statements; executed assignments and assumptions of all service contracts (in the form of Exhibit H attached hereto); executed copies of all service contracts which are in each Seller's possession; executed assignments and assumptions of all leases and security deposits (in the form of Exhibit I attached hereto); the original executed leases which shall be delivered at each Property; updated rent rolls; notices to the tenants of each Property of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit J attached hereto); non-foreign affidavits (in the form of Exhibit K attached hereto); assignments of all warranties (in the form of Exhibit L attached hereto); assignments of intangibles (in the form of Exhibit M attached hereto); bringdown certificates re: representations and warranties (in the form of Exhibit N attached hereto); certificates of occupancy for each apartment unit (or building, as applicable) that are in Sellers' possession; plans and specifications, if any, in Sellers' possession; and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, THE SELLERS SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLERS' SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLERS' ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLERS' DAMAGES.

12. SELLERS' DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF ANY SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND, SUBJECT TO THE SURVIVAL PROVISIONS OF PARAGRAPH 17 HEREIN, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF A SELLER'S DEFAULT IS DUE TO ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

13.  i.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses for the month in which the Closing occurs and for future months in an amount not to exceed $10,000.00 per Property; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date ("Proration Date"), and credited to the balance of the cash due at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Properties and shall bear the burden of all of the operating expenses of the Properties, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering a Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rents referred to in 13b below.

     a. DELINQUENT RENTS. If, as of the Closing Date, any rent for a Property is in arrears for thirty (30) days or less, then the first rent collected for that Property by Purchaser shall be applied to the month in which Closing occurred and disbursed pro-rata to Purchaser and Seller. If rent is in arrears for a Property for more than thirty (30) days, then rents collected for that Property by Purchaser shall first be applied to current rent and then to delinquent rent. Any amounts received by one party and payable to the other party pursuant hereto shall be paid within 10 days of receipt of such amounts. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

15. ASSIGNMENT. The Purchaser shall have the right to assign its interest in this Agreement, provided such assignment is effected at least ten (10) days prior to the Closing Date.

16. BROKER. The parties hereto acknowledge that CB Commercial Real Estate Group Inc. ("Broker") is the only real estate broker involved in this transaction. Sellers agree to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Sellers and Broker. In all events, Purchaser shall have no obligation to pay any portion of the Fee. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Sellers. The foregoing does not apply to any fee which may be paid by Sellers to any affiliate of either of the Sellers as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Sellers and any partner, affiliate, parent of the Sellers, and all shareholders, employees, officers and directors of the Sellers or Sellers' partners, parents or affiliates (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Each Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through a Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Sellers do now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. The provisions of this Paragraph will survive the Closing and delivery of the Deed.

17.  DOCUMENTS AND INSPECTION OF PROPERTIES.

     a. Purchaser shall have the right to visit the Property during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Sellers harmless from any and all loss, costs, including attorneys' fees, liability or damages which Sellers may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

     b. Purchaser agrees to defend and hold each Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Properties. Purchaser further agrees to restore any damage to any Property which may arise as a result of Purchaser's inspection of the Properties.

     c. Purchaser's obligations to indemnify, defend and hold each Seller harmless under the provisions of this Paragraph 17 shall survive the termination of this Agreement or the Closing and the delivery and recording of the Deed.

18. SELLERS' OBLIGATIONS PRIOR TO CLOSING. Sellers covenant that between the date of this Agreement and the Closing Date:

     a. Sellers shall not, without Purchaser's prior written consent (i) enter into any lease for an apartment unit with a first-time tenant unless the lease is for a period of no more than one year and the rent shall be not less than the amount currently being charged for similar apartment units; nor (ii) enter into, amend, renew or extend any lease for an apartment unit with an existing tenant unless the lease is for a period of not more than one year and the rent for the amended, renewal or extension term shall not be less than the rent currently paid by such tenant; nor (iii) terminate any lease except by reason of a default by the tenant thereunder or by reason of the provisions contained in the lease.

     b. Sellers shall not modify nor amend any Service Contract (as hereinafter defined) nor enter into any new service contract for either Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed provided no such consent shall be necessary if the same is terminable without penalty by the then owner of the Property upon not more than thirty (30) days' notice.

     c. No personal property included as part of either Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing excluding, however, computer hardware and computer software, maintenance supplies and other items that may be depleted in the ordinary course of Sellers' business.

     d. Sellers shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against either Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser. Real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing occurs shall be apportioned between the Seller and Purchaser, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

     e. Sellers shall allow Purchaser or Purchaser's representatives access to the Properties, the leases and other documents required to be delivered under this Agreement upon reasonable prior notice, during Sellers' regular business hours, and provided same shall not unreasonably interfere with Sellers' ordinary course of business.

     f. Whenever Purchaser's consent is required, Purchaser shall not unreasonably withhold its consent or unreasonably delay in giving its consent. If Purchaser fails to respond to a written request within three (3) business days after receipt of the request, then Purchaser shall be deemed to have given its consent.

19.  SELLERS' REPRESENTATIONS AND WARRANTIES AND LIABILITY.

     a. Any reference herein to the Sellers' knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter. Any representation or warranty of the Sellers is based upon those matters of which Phillip Schechter has actual knowledge after having made inquiry by delivering a copy of the representations enumerated in this Section 19 to the resident manager of each of the Properties. Any knowledge or notice given, had or received by any of Sellers' agents, servants or employees shall not be imputed to such Seller or the individual partners or the general partner of such Seller.

     b. Subject to the limitations set forth in subparagraph a above, each Seller hereby makes the following representations and warranties, all of which are made to the best of such Seller's knowledge, which shall survive the Closing and delivery of the Deeds for a period of ninety (90) days:

i. The present use and occupancy of each Seller's Property conforms with applicable building and zoning laws and neither Seller has received any written notice that any such laws, rules or regulations are being violated.

ii. The rent rolls ("Rent Roll") which each Seller has submitted to the Purchaser and updated as of the Closing Date are true and accurate.

iii. Each Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning its Property.

iv. As of the date of the Agreement, there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements other than the leases (the "Leases") described in the Rent Rolls attached hereto as Exhibits O-1 (for RH) and O-2 (for RV). The Rent Rolls are true, accurate and complete as of the date hereof. Except as otherwise specifically set forth in the Rent Rolls or elsewhere in this Agreement or attached to the Leases:

     (1) the Leases are in full force and effect and, except as set forth on the Rent Rolls or the lease files at the Properties, none of them has been modified, amended or extended;

     (2) no tenant, or any other person, entity or association has an option to purchase, right of first refusal, right of first offer or other similar non-leasing right in respect of all or any unit in the Properties;

     (3) no leasing commission shall be due for any period subsequent to the Closing Date other than for tenants who have executed a lease prior to Closing but do not move in until after the Closing Date, which commissions shall be paid by Purchaser;

     (4) except as set forth on the Rent Rolls, no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date;

     (5) Sellers have neither sent written notice to any tenant of the Properties, nor received any written notice from any such tenant, claiming that such tenant, or such Seller, as the case may be, is in default, which default remains uncured other than as shown on the Rent Rolls attached hereto;

     (6) no action or proceeding instituted against a Seller by any tenant of any unit in the Properties is presently pending;

     (7) there are no security deposits or other deposits other than those set forth in the Rent Rolls;

     (8) no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Properties other than as shown on the Rent Rolls;

v. The apartment units in the Improvements are not subject to, nor does either Seller receive the benefit of, any rent subsidies or rental assistance programs. No apartment unit is subject to any rent control law, ordinance or regulation.

vi. Exhibits P-1 (for RH) and P-2 (for RV) attached hereto lists all services, maintenance, and supply contracts (collectively, "Service Contracts") affecting the construction, use, ownership, maintenance and/or operation of the Properties, and the information set forth therein is accurate and complete.

vii. Each Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each Seller, as its pertains to such Seller, enforceable in accordance with its terms. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Sellers or the taking by Sellers of any action contemplated by this Agreement.

viii. Sellers have not received written notice:

     (1) from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Properties or any part hereof, which has not been entirely corrected; or

     (2) concerning any special taxes or assessments levied or to be levied against the Properties or any part thereof; or

     (3) from any insurance company or bonding company of any defects or inadequacies in the Properties or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond; or

     (4) concerning any change in the zoning classification of any of either of the Properties or any part thereof.

     If any such notice is received prior to the Closing, the Seller receiving the notice shall promptly notify Purchaser thereof and comply with any requirements of such notice prior to the Closing.

ix. No assessments for public improvements have been made against either of the Properties which are unpaid, including, without limitation, those for construction of sewer and water lines, streets, sidewalks and curbs.

x. All of the Documents delivered by each Seller to Purchaser pursuant to Paragraph 17 are true, accurate and complete in all material respects.

xi. Neither of the Sellers has generated, stored nor released any Hazardous Materials or Hazardous Substances upon or from the Property owned by such Seller. Neither Seller has received any notice from any governmental authority regarding the presence or alleged presence of any Hazardous Materials or Hazardous Substances on its Property.

xii. Sellers have not entered into any management contracts, employment contracts or labor union contracts and have not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Properties which shall survive the Closing or for which Purchaser shall have any liability or obligation.

xiii. Sellers have not received notice of any proposed plans to widen, modify, or realign any street or highway or any existing or proposed eminent domain proceedings which would affect the Properties.

xiv. There are no pending insolvency proceedings of any nature presently existing against the Sellers or the Properties and this shall be true as of the Closing Date.

xv. Except for claims, if any, which are covered by Sellers' liability insurance, there is no litigation pending against Sellers or the Properties.

20. LIMITATION OF SELLERS' LIABILITY. No general or limited partner of any Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

21. CROSS DEFAULT/OTHER AGREEMENT. Simultaneously with the execution of this Agreement, the Purchaser has entered into another agreement ("Other Agreement") with affiliates of Sellers to acquire two additional properties. Each party hereto acknowledges that it would not have entered into this Agreement if Purchaser and the sellers under the Other Agreement had not executed the Other Agreement. A default by the Purchaser or a seller under the Other Agreement shall be a default under this Agreement. If Purchaser does not consummate the acquisition of the properties described in the Other Agreement because Purchaser has exercised a right of termination under the Other Agreement, then either party shall have the right to terminate this Agreement. In such event, unless this Agreement is terminated because of a default by Purchaser, the Earnest Money plus the interest accrued thereon shall be returned to Purchaser.

22. ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, the parties will provide the other party's attorney with evidence of authority to consummate the transactions contemplated hereunder including copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

23.  MISCELLANEOUS.

     a. Notwithstanding the foregoing, Seller agrees that Seller shall not make any distribution to any partner of Seller for a period of ninety (90) days after the Closing; provided, further, if Purchaser makes a claim against Seller, within such ninety day period, based on a breach of warranty or representation contained in Paragraph 19 hereof, Seller shall not make distributions to any partners of Seller thereafter, until a final resolution of such claim, which distributions in the aggregate shall cause the assets of Seller to be less than the amount of damages claimed by Purchaser as a result of such breach of warranty or representation.

     b. On the Closing Date, all apartments that were vacated prior to August 1, 1994 shall be in a "Rent Ready Condition". Purchaser shall receive a credit against the cash due at Closing in the amount of $200.00 for each apartment which is not in a Rent Ready Condition.

24.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

25. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLERS:         c/o The Balcor Company
                              4849 West Golf Road
                              Skokie, Illinois  60077
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              4849 West Golf Road
                              Skokie, Illinois  60077
                              Attn:  Al Lieberman
                              708/677-2900
                              708/982-4027 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Berkshire Group
                              270 Interstate North Parkway
                              Suite 250
                              Atlanta, Georgia 30339
                              Attn: Richard B. Willingham
                              404/955-7527
                              404/955-9559 (FAX)

          with copies to:     Joel H. Sirkin
                              Hale & Dorr
                              60 State Street
                              Boston, Massachusetts 02109
                              617/526-6279
                              617/526-5000 (FAX)

                              and

                              Scott D. Spelfogel
                              Berkshire Group
                              470 Atlantic Avenue
                              Boston, Massachusetts 02210
                              617/423-2233


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

26.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Sellers for execution, accompanied with the Earnest Money payable to the Escrow Agent. Sellers will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     a.   Earnest Money;

     b.   One (1) fully executed copy of this Agreement; and

     c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Sellers.

27. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Texas.

28. ENTIRE AGREEMENT. Except for the Letter Agreement regarding the Residue Tract of even date herewith, the terms of which are incorporated herein by reference, this Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

29. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

30. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on           PURCHASER:
July 7, 1994.
                              BERKSHIRE REALTY COMPANY, INC., a
                              Delaware corporation


                              By:  /s/Richard B. Willingham
                                   --------------------------------
                                   Richard B. Willingham
                                   duly authorized agent



Executed by Sellers on             SELLERS:
July 8, 1994.                      (as to Ridgepoint Hill):

                              RIDGEPOINT HILL INVESTORS, an
                              Illinois limited partnership

                              By:  Balcor Partners-XV, an
                                   Illinois general partnership,
                                   a general partner

                              By:  RGF-Balcor Associates-II, an
                                   Illinois general partnership,
                                   a general partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a partner


                              By:/s/ Phillip Schechter
                                 ----------------------------------
                                   Authorized agent


                              (as to Ridgepoint View):

                              BALCOR REALTY INVESTORS-84,
                              an Illinois limited partnership

                              By:  Balcor Partners-XV, an
                                   Illinois general partnership,
                                   a general partner

                              By:  RGF-Balcor Associates-II, an
                                   Illinois general partnership,
                                   a general partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a partner

                              By: /s/ Phillip Schechter
                                 ----------------------------------
                                   Authorized agent


                                                                Ridgepoint Hill
                                                                Ridgepoint View


CB Commercial Real Estate Group Inc. ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Sellers. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Sellers. Broker agrees to deliver a receipt to the Sellers at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Sellers or Purchaser.


                              CB COMMERCIAL REAL ESTATE GROUP
                              INC.


                              By:__________________________________


                                    EXHIBITS


A-1  -    Ridgepoint Hill Legal
A-2  -    Ridgepoint View Legal
B-1  -    Ridgepoint Hill Personal Property
B-2  -    Ridgepoint View Personal Property
C    -    Escrow Agreement
D-1  -    Ridgepoint Hill Title Commitment
D-2  -    Ridgepoint View Title Commitment
E-1  -    Ridgepoint Hill Title Exceptions
E-2  -    Ridgepoint View Title Exceptions
F    -    Deeds
G    -    Bills of Sale
H    -    Assignments of Service Contracts
I    -    Assignments of Leases and Security Deposits
J    -    Notices to Tenants
K    -    Non-Foreign Affidavits
L    -    Assignments of Warranties
M    -    Assignments of Intangibles
N    -    Certificate re: Representations and Warranties
O-1  -    Ridgepoint Hill Rent Roll
O-2  -    Ridgepoint View Rent Roll
P-1  -    Ridgepoint Hill Service Contracts
P-2  -    Ridgepoint View Service Contracts